                                                               Exhibit 99.T3E.1

OFFERING CIRCULAR

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.
                             OFFER TO EXCHANGE 15%
                     SUBORDINATED NOTES DUE 2008 FOR UP TO
                      3,500,000 SHARES OF ITS COMMON STOCK

     Cellular Communications of Puerto Rico, Inc. ("CCPR" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $15.00 principal amount of a new issue of 15% Subordinated Notes due 2008 (the "Notes") in exchange for each share of its Common Stock, par value $.01 share (the "Common Stock" or "Shares"), up to 3,500,000 shares (although the Company may determine to accept a greater or lesser number of Shares in accordance with the provisions for modifying the terms of the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). As of October 12, 1998, there were approximately 13,204,000 shares exclusive of 383,000 treasury shares of Common Stock outstanding. The Exchange Offer is being made for up to 3,500,000 shares of Common Stock. If more then 3,500,000 shares of Common Stock are properly tendered prior to the Expiration Date, the Company may accept for exchange 3,500,00 shares from shareholders who properly tender the shares on a pro-rata basis. If the Company modifies the number of shares of Common Stock that it will accept, in accordance with applicable provisions of the Exchange Offer and law, and more than that number designated by the Company are tendered, the Company may accept for exchange such designated number of shares on a pro-rata basis. The Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the Expiration Date. The terms and conditions of the Exchange Offer will not be applicable to any shares of Common Stock that are not accepted pursuant to the Exchange Offer, or which are delivered for exchange after the Expiration Date. The Exchange Offer is not conditioned on any minimum number of shares being tendered.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 12, 1998 UNLESS EXTENDED (SUCH DATE AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). SHARES OF COMMON STOCK TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. AFTER THE EXPIRATION DATE, SHARES OF COMMON STOCK TENDERED IN THE EXCHANGE OFFER MAY NOT BE WITHDRAWN UNLESS THE EXCHANGE OFFER IS TERMINATED OR EXPIRES WITHOUT CONSUMMATION THEREOF.

     The purpose of the Company's offer to issue Notes in exchange for Shares is to give Shareholders who prefer not to continue in an equity position as holders of common stock in the Company an opportunity to obtain an alternative return on their investment in the Company through the exchange of their Shares for Notes and to reduce the equity capitalization of the Company.

     The Company intends to enter into an indenture (the "Indenture") with The Chase Manhattan Bank as trustee governing the issuance of the Notes. Notes will be issued in the amount of $15.00 of principal amount for each share of Common Stock tendered and accepted and will be issued in denominations of $15.00 and multiples thereof. Interest on the Notes will accrue from November 15, 1998, and be payable on May 15 and November 15. After the second semi-annual interest payment, or November 15, 1999, interest may, at the option of CCPR, be paid in whole or in part, in cash or through the issuance of additional Notes. The Notes are redeemable at the Company's option at any time after November 15, 1999 at 102% of principal amount plus accrued interest to the redemption date. The Notes are subordinated to all Senior Indebtedness (as defined) of the Company. See "Description of the Notes" and "Risk Factors -- Subordination."

     Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to exchange, shares of Common Stock properly tendered and not withdrawn pursuant to the Exchange Offer is conditioned upon certain conditions (including, among others, those set forth under "The Exchange Offer -- Conditions to the Exchange Offer.") If the conditions of the Exchange Offer are satisfied or waived and the shares of Common Stock are accepted by the Company for exchange, the Notes will be exchanged on or promptly after the date on which the shares of Common Stock are accepted for exchange (the "Exchange Offer Acceptance Date"). Under no circumstances will any interest be payable because of any delay in the transmission of Notes or funds to holders of shares of Common Stock. Subject to applicable securities laws and the terms set forth in this Offering Circular, the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer in any respect.

     An application Form T-3 will be filed with the Securities and Exchange Commission (the "SEC") on or about the date of this Offering Circular for qualification under the Trust Indenture Act of 1939 of the Indenture under which the Notes will be issued. Until such application becomes effective, the Company will not issue any Notes in exchange for shares or accept shares properly tendered.

     The terms of the Exchange Offer equate to $15 principal amount of Notes for each share of Common Stock received in the Exchange Offer. The Common Stock is traded in the Nasdaq National Market System under the symbol "CLRP". On October 14, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $9.00 per share.

     See "Risk Factors" on page 13 for a discussion of certain factors that should be carefully considered in connection with the exchange offered hereby.

                                   IMPORTANT

     Any beneficial holder of shares of Common Stock desiring to tender all or any portion of his shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificates representing tendered shares of Common Stock and any other required documents, to Continental Stock Transfer & Trust Company (the "Exchange Agent") or tender such shares of Common Stock pursuant to the procedure for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering" or (2) request his broker, dealer, commercial bank, trust company or nominee to effect the transaction for him. BENEFICIAL HOLDERS WHOSE SHARES OF COMMON STOCK ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF THEY DESIRE TO TENDER THEIR SHARES OF COMMON STOCK. Holders who wish to tender shares of Common Stock and whose certificates representing such shares of Common Stock are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering."
                            ------------------------

     The date of this Offering Circular is October 15, 1998.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on November 12, 1998 (such time and date, the "Expiration Date"), unless the Company, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment." Shares of Common Stock may be tendered and will be accepted in exchange for Notes in denominations of $15.00 principal amount and integral multiples thereof.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY HOLDER OF SHARES OF COMMON STOCK SHOULD TENDER SHARES OF COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY

REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING CIRCULAR OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities covered by this Offering Circular, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities by any person in any jurisdiction in which such offer or solicitation would be unlawful.

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act afforded by
Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Shares of Common Stock. Officers, directors and regular employees of the Company may solicit tenders of Shares of Common Stock but they will not receive additional compensation therefor.

     IN DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER, HOLDERS OF SHARES OF COMMON STOCK MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE FAIRNESS OF SUCH TRANSACTION NOR CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Offering Circular:

          1. CCPR's Annual Report on Form 10-K for the year ended December 31, 1997, dated March 30, 1998;

          2. CCPR's Current Reports on Form 8-K, dated March 23, 1998, June 10, 1998, September 1, 1998, and October 13, 1998.

          3. CCPR's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1998, dated August 13, 1998 and the quarter ended March 31, 1998, dated May 11, 1998.

     The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to termination of this offering. Such documents and reports shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Offering Circular.

     The Company will provide without charge to each person whom a copy of this Offering Circular has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Secretary, Cellular Communications of Puerto Rico, Inc., 110 East 59th Street, New York, New York 10022, telephone (212) 355-3466.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    6
OFFERING SUMMARY............................................    7
SUMMARIZED FINANCIAL INFORMATION............................   10
CAPITALIZATION..............................................   12
RISK FACTORS................................................   13
THE EXCHANGE OFFER..........................................   22
THE COMPANY.................................................   31
DESCRIPTION OF THE NOTES....................................   33
DESCRIPTION OF CAPITAL STOCK................................   37
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..............   44
INTEREST IN SHARES OF COMMON STOCK..........................   46
CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
  WITH RESPECT TO THE SHARES OF COMMON STOCK................   47

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-4, which shall encompass any amendments thereto, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. This Offering Circular does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto, to which reference is hereby made for further information about the Company and the Exchange Offer.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Schedule 13E-4 and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 700 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains an electronic Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, the address of such Web Site being (http://www.sec.gov).

     The Company will provide without charge to each person to whom a copy of this Offering Circular has been delivered, on the written and oral request of such person, a copy of the Schedule 13E-4. Requests for such copies should be directed to: Secretary, Cellular Communications of Puerto Rico, Inc., 110 East 59th Street, New York, New York 10022, telephone (212) 355-3466.

                                OFFERING SUMMARY

     The following is a summary of certain information included in this Offering Circular or in documents incorporated by reference herein. It is not intended to be complete and is qualified in its entirety by the more detailed information found elsewhere in this Offering Circular or in such documents, which should be read with care. As used herein, unless the context otherwise requires, the "Company" refers to Cellular Communications of Puerto Rico, Inc. and its consolidated shareholders. As used herein, the term "Offering Circular" shall mean this Offering Circular and all Appendixes and Exhibits hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time. The term "Exchange Offer" shall mean the offering contemplated hereby. References to the Company's fiscal year shall refer to the calendar year in which the Company's fiscal year ends (e.g., fiscal year 1997).

                                  THE COMPANY

     The Company, through wholly and majority owned entities, owns, operates and markets cellular and paging systems in the Commonwealth of Puerto Rico and the U.S. Virgin Islands and conducts other cellular, paging and communications related operations described below. From time to time the Company reviews opportunities in other telecommunications related industries both inside and outside of Puerto Rico and the U.S. Virgin Islands.

     The Company has retained an investment banking firm to act as financial advisor to CCPR in reviewing strategic alternatives to enhance shareholder value including the exploration of partnering opportunities in the region through a business combination, an appropriate acquisition, the sale of the Company, or similar transactions. As of the date of this Offering Circular, the Company is not presently engaged in substantive discussions with other parties regarding such a potential transaction. However, there can be no assurance that such substantive discussions or such a transaction might not be pursued or consummated after the date hereof, or that such a development would not be seen by the Company as a basis for terminating the Exchange Offer. See "RISK
FACTORS -- Exchange Offer Subject to Certain Contingencies," "-- Review of Strategic Alternatives".

     Investors are encouraged to read the Company's annual report on Form 10-K, dated December 31, 1997, for a detailed description of the Company's business.

     The Company's executive offices are located at 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 355-3466.

  Effect of Hurricane Georges

     Management does not believe the Company will experience substantial long term damage from the recent hurricane (Hurricane Georges) which struck Puerto Rico and the U.S. Virgin Islands in September 1998. The Company's insurance is expected to cover nearly all of the expenses associated with restoring its service, and approximately 90% of the cost of repairing and replacing damaged equipment and facilities. In addition, the Company has business interruption insurance so that it is not expected to incur an uninsured material loss from the Company's cell sites that were out of service. The Company has not, however, completed discussions with its insurance carriers and their adjusters.

RECENT DEVELOPMENTS

     Prior to September 2, 1998 (the "Distribution Date") Cellular Communications of Puerto Rico, Inc. ("CCPR" or the "Company") was known as CoreComm Incorporated. On the September 2, 1998 the Company effected a distribution (the "Distribution") whereby shareholders of CCPR received on a one-for-one basis shares of CoreComm Limited ("Newco"), a Bermuda corporation, which until the Distribution Date had been a wholly owned subsidiary of CCPR. Newco was formed by CCPR in March 1998 in order to succeed to the business and assets that were operated by OCOM Corporation, which had been acquired by CCPR in June 1998, and to pursue telecommunications opportunities outside Puerto Rico and the U.S. Virgin Islands in an entrepreneurial corporate environment. See "Business -- Recent Developments -- Newco Distribution".

                               THE EXCHANGE OFFER

The Offering.................  The Company is making an exchange offer to each shareholder of the Company under which such shareholders will receive $15.00 principal amount of the Notes for each share of Common Stock tendered (the "Exchange Offer Consideration"). The notes will be issued in denominations of $15.00 and multiples thereof. Although the Company has no current intention to do so, if it should modify the Exchange Offer Consideration, the modified consideration would be applicable with regard to all shares of Common Stock accepted in the Exchange Offer, including those tendered before the announcement of the modification. If the Exchange Offer consideration is modified, or the number of shares to be accepted is increased or decreased (except for an increase of less than 264,080 shares) the Exchange Offer will remain open at least ten business days from the date the Company gives notice by public announcement or otherwise, of such. See "The Exchange Offer -- Terms of the Exchange Offer."

Purpose of Offering..........  The purpose of the Company's offer to issue Notes in exchange for Shares is to give Shareholders who prefer not to continue in an equity position as holders of common stock in the Company an opportunity to obtain an alternative return on their investment in the Company through the exchange of their Shares for Notes and to reduce the equity capitalization of the Company.

Expiration Date..............  5:00 p.m., New York City time, on, November 12,
                               1998, unless extended or terminated by the Company. See "The Exchange Offer -- Expiration; Extensions; Termination; Amendment."

Withdrawal of Tenders........  Tenders of shares of Common Stock may be withdrawn at any time prior to the expiration of the Exchange Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer, unless accepted for exchange prior to that date. See "The Exchange Offer -- Withdrawal Rights."

Acceptance of Common Stock
and Delivery of Notes........  The Company will accept for exchange any and all shares of Common Stock that are properly tendered prior to the Expiration Date subject to the conditions set forth in the section entitled "The Exchange Offer -- Acceptance of Shares; Delivery of Notes." The Notes to be issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. The Exchange Agent (as defined herein) will act as agent for tendering holders for the purpose of issuing Notes to such holders. See "The Exchange
                               Offer -- Acceptance of Shares; Delivery of
                               Notes."

Conditions to the Tender
Offer........................  The obligation of the Company to consummate the
                               Exchange Offer is subject to certain conditions and the Company reserves the right to amend the Exchange Offer at any time for any reason. See "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Shares.......................  Each holder of shares of Common Stock wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, including certificates representing the tendered shares of Common Stock or confirmations of, or an Agent's Message (as defined) with respect to, book entry transfers of such shares of Common Stock, to the Exchange Agent at its address set forth on the back cover page of this Offering Circular. Any beneficial owner of shares of Common Stock whose securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact the registered holder(s) of such securities promptly to instruct the registered holder(s) whether to tender such beneficial owner's securities. Beneficial Holders whose certificates representing their shares of Common Stock are not immediately available or who cannot deliver their certificates or any other required documents to the Exchange Agent prior to the Expiration Date may tender their shares of Common Stock pursuant to the guaranteed delivery procedure set forth herein. See "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery."

Certain Federal Income Tax
  Considerations.............  For a discussion of certain federal income tax consequences of the Exchange Offer to holders of shares of Common Stock, see "Certain Federal Income Tax Considerations."

The Notes and the Common
  Stock......................  As of October 12, 1998, there were approximately
                               13,204,000 shares (exclusive of 383,000 treasury shares) of Common Stock issued and outstanding. Assuming that holders of 3,500,000 outstanding shares of Common Stock accept the Exchange Offer, there would be 3,500,000 fewer shares of Common Stock outstanding upon consummation of the Exchange Offer, or such other number of shares ultimately determined by the Company to be accepted if it modifies the terms of the Exchange Offer in accordance with the provisions for modifying the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act. See "Description of the Notes" and "Description of Capital Stock."

Trading......................  The Common Stock is traded on the Nasdaq National
                               Market under the symbol "CLRP." For further information, see "Description of Capital
                               Stock -- Market Price of Common Stock." At present the Company does not intend to apply for listing of the Notes for trading on any exchange or automated quotation system. See "Risk
                               Factors -- Possible Lack of Trading Market for Notes."

Exchange Agent...............  Continental Stock Transfer & Trust Company. See
                               "The Exchange Offer -- Exchange Agent."

Information Agent............  D.F. King & Co., Inc. See "The Exchange
                               Offer -- Information Agent."

Risk Factors.................  See "Risk Factors" beginning on page 13 for discussion of certain factors that should be carefully considered in connection with deciding whether to tender shares of Common Stock in the Exchange Offer.

                        SUMMARIZED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The following historical information has been derived from the financial statements of the Company incorporated by reference herein. The pro forma financial data gives effect to the spin-off of CoreComm Limited and related financing as more fully described in the Pro Forma Financial Statements incorporated herein by reference. The pro forma as adjusted data gives further effect to the Exchange Offer.

                                                                                       YEAR ENDED
                                                  YEAR ENDED DECEMBER 31,           DECEMBER 31, 1997
                                             ----------------------------------   PRO FORMA AS ADJUSTED
                                                1996         1997        1997      FOR THE ISSUANCE OF
                                             HISTORICAL   HISTORICAL   PROFORMA     3,500,000 SHARES
                                             ----------   ----------   --------   ---------------------
INCOME STATEMENT DATA
Revenues...................................   $133,818     $148,494    $148,494         $148,494
Costs and Expenses.........................    115,817      130,969     131,403          131,403
Operating Income...........................     18,001       17,525      17,091           17,091
Interest Expense...........................      8,181       19,400      31,088           38,963
Other Expense (Income) net.................      4,706          139         139              139
Extraordinary Item.........................         --       (3,326)     (3,326)          (3,326)
                                              --------     --------    --------         --------
Net Income (Loss)..........................   $  5,114     $ (5,340)   $(17,462)        $(25,337)
                                              ========     ========    ========         ========
Net Income (Loss) per Share Basic..........   $   0.39     $  (0.40)   $  (1.31)        $  (2.65)
                                              ========     ========    ========         ========
Weighted Average Shares....................     13,196       13,075      13,075            9,575
                                              ========     ========    ========         ========
Net Income (Loss) per Share Assuming
  Dilution.................................   $   0.36     $  (0.40)   $  (1.31)        $  (2.65)
                                              ========     ========    ========         ========
Weighted Average Shares....................     14,027       13,075      13,075            9,575
                                              ========     ========    ========         ========
Ratio of Earnings to Fixed Charges.........        2.0          1.0          --               --
BALANCE SHEET DATA
Working Capital............................   $ 11,078     $ 72,562    $ 49,022         $ 49,022
Total Assets...............................    300,722      397,276     373,736          373,736
Long-Term Debt.............................    115,000      209,456     364,456          416,956
Stockholders Equity (Deficiency)...........    162,608      156,861     (21,679)         (74,179)
Book Value Per Share.......................      12.32        11.90       (1.64)           (7.66)

                                                                                       SIX MONTHS
                                                  SIX MONTHS ENDED JUNE 30            ENDED JUNE 30
                                             ----------------------------------   PRO FORMA AS ADJUSTED
                                                1997         1998        1998      FOR THE ISSUANCE OF
                                             HISTORICAL   HISTORICAL   PROFORMA     3,500,000 SHARES
                                             ----------   ----------   --------   ---------------------
INCOME STATEMENT DATA
Revenues...................................   $ 75,709     $ 83,280    $ 82,019         $ 82,019
Costs and Expenses.........................     65,357       70,859      68,434           68,434
Operating Income...........................     10,352       12,421      13,585           13,585
Interest Expense...........................      9,061       10,760      16,604           20,541
Other Expense (Income) net.................       (640)        (344)       (344)            (344)
Extraordinary Item.........................     (3,842)          --          --               --
                                              --------     --------    --------         --------
Net income.................................   $ (1,911)    $  2,005    $ (2,675)        $ (6,612)
                                              ========     ========    ========         ========
Net Income Per Share Basic.................   $  (0.14)    $   0.15    $  (0.20)        $  (0.68)
                                              ========     ========    ========         ========
Weighted Average Shares....................     13,072       13,183      13,183            9,683
                                              ========     ========    ========         ========
Net income per share assuming dilution.....   $  (0.14)    $   0.14    $  (0.20)        $  (0.68)
                                              ========     ========    ========         ========
Weighted Average Shares....................     13,297       13,955      13,183            9,683
                                              ========     ========    ========         ========
Ratio of Earnings to Fixed Charges(1)......        1.3          1.2         1.2              1.2
BALANCE SHEET DATA
Working Capital............................                $ 40,599    $ 34,674         $ 34,674
Total Assets...............................                 413,237     377,758          377,758
Long-Term Debt.............................                 218,210     364,310          416,810
Stockholders Equity (deficit)..............                 158,896     (19,644)         (72,144)
Book Value per Share.......................                   12.05       (1.49)           (4.32)

---------------
(1) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $21,166,000, $11,977,000 and $19,852,000 for the year ended December 31, 1997 historical, proforma and proforma as adjusted, respectively.

(2) Pursuant to the Company's Stock Option Plan and the related option agreements, an equitable adjustment was made to reduce the exercise price of each such option to reflect the change in the book value of the Company's common stock resulting from the Distribution. The Company had a measurement date as defined in APB Opinion No. 25, "Accounting for Stock Issued to Employees" due to this change in the exercise price. Accordingly, the Company recorded compensation expense of approximately $21.8 million and deferred compensation of approximately $26.3 million. The deferred compensation will be amortized to compensation expense over the remaining vesting period of the options (approximately $7.4 million on January 1, 1999, 2000 and 2001, and approximately $4.1 million on January 1, 2002).

                                 CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company (ii) the pro forma capitalization of the Company after giving effect to the spin off of CoreComm Limited and the related financing (see
"Business -- Recent Developments -- The Newco Distribution.") and (iii) as adjusted to give further effect to the Exchange Offer.

                                                                       JUNE 30, 1998
                                                                  (DOLLARS IN THOUSANDS)
                                                        -------------------------------------------
                                                                                    PRO FORMA AS
                                                                                      ADJUSTED
                                                                                 ASSUMING 3,500,000
                                                        HISTORICAL   PROFORMA     SHARES EXCHANGED
                                                        ----------   ---------   ------------------
Cash and cash equivalents, including $24.7 million at
  the Company.........................................   $ 43,624    $  36,523        $ 36,523
                                                         ========    =========        ========
Bank Loans............................................   $     --    $ 155,000        $155,000
10% Senior Subordinated Notes.........................    200,000      200,000         200,000
Other.................................................     18,210        9,310           9,310
15% Subordinated Notes................................         --           --          52,500
                                                         --------    ---------        --------
          LONG TERM DEBT..............................    218,210      364,310         416,810

Series Preferred Stock -- $.01 par value;
  authorized 2,500,000 shares; issued and outstanding none

Common Stock -- $.01 par value; authorized 30,000,000
  shares; issued 13,567,000 shares (1)................        136          136             136
Additional Paid in Capital............................    226,520      226,520         226,520
Deficit...............................................    (58,698)    (237,238)       (237,238)
Treasury Stock, at cost 383,000 shares (historical and
  proforma; 3,883,000 shares proforma as adjusted)....     (9,062)      (9,062)        (61,562)
                                                         --------    ---------        --------
          STOCKHOLDERS EQUITY (DEFICIENCY)............    158,896      (19,644)        (72,144)
                                                         --------    ---------        --------
          TOTAL CAPITALIZATION........................   $377,106    $ 344,666        $344,666
                                                         ========    =========        ========

------------------------
(1) Does not include an aggregate of approximately 4.3 million shares of Common Stock issuable upon exercise of options.

                                  RISK FACTORS

     Investment in the Notes is subject to certain risks and other factors, including but not limited to those set forth below. In considering the Exchange Offer, an investor should carefully consider the following risk factors, as well as the risk factors appearing in the Company's filings with the Commission and incorporated herein by reference and all other information appearing in this Offering Circular, as well as his or her particular financial circumstances, investment objectives and tax situation.

INCREASED LEVERAGE AND DEBT SERVICE OBLIGATIONS

     Following the Exchange Offer, the Company will be more leveraged and will have incurred substantial additional debt service in addition to operating expenses and planned capital expenditures. At June 30, 1998, as adjusted to give effect to the issuance of the maximum $52.5 million principal amount of the Notes, the total long-term debt of the Company would have been approximately $416.8 million. In addition, assuming the issuance of the maximum $52.5 million principal amount of the Notes pursuant to the Exchange Offer, the Company would incur additional debt service of approximately $7.9 million annually.

     The Company's level of indebtedness may have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions, (ii) restrictions in future agreements may limit the Company's ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, (iii) the Company's leveraged position will increase its vulnerability to adverse changes in general economic, industry and competitive conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited, and (v) the Company's leveraged position may place the Company at a relative competitive disadvantage as compared with certain of its competitors. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions and to financial business and other factors affecting the operations of the Company, many of which are beyond its control, or its ability to raise additional equity. There can be no assurance that the Company's business will be able to generate sufficient cash flow from operations in the future to service its debt; it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of the its indebtedness, including the Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

     If the Company fails to pay any required payment of interest or principal with respect to the Notes on a timely basis, such failure will constitute a default under the terms of the Indenture. An event of default under the Indenture also may trigger an event of default under certain other existing obligations of the Company. As a result, the incurrence of additional debt resulting from the Exchange Offer will increase the risk of possible default by the Company with respect to its current and future obligations.

     Management does not anticipate that CCPR and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of the outstanding indebtedness of CCPR and its subsidiaries. Accordingly, CCPR will be required to consider a number of measures, including
(i) refinancing all or a portion of such indebtedness, (ii) seeking modifications of the terms of such indebtedness, (iii) seeking additional debt financing, which would be subject to obtaining necessary lender consents, (iv) seeking additional equity financing or (v) a combination of the foregoing. The particular measures CCPR may undertake and the ability of CCPR to accomplish those measures will depend on the financial condition of CCPR and its subsidiaries at the time, as well as a number of factors beyond the control of CCPR and its subsidiaries, including prevailing economic and market conditions and financial, business and other factors. No assurance can be given that any of the foregoing measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to CCPR's indebtedness. In addition, there can be no assurance that any such measures can be accomplished on terms which are favorable to CCPR and its subsidiaries.

HOLDING COMPANY STRUCTURE; DEPENDENCE ON CASH FLOWS FROM SUBSIDIARIES; EXISTING SUBSIDIARY INDEBTEDNESS

     The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will also be structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries. Substantially all of the Company's operating income is generated by its subsidiaries, and the Company from time to time will not hold assets other than the stock of its subsidiaries. As a result, other than for cash and cash equivalents held by the Company (which as at September 30, 1998, was $24.4 million), the Company will need to rely on dividends and other payments received from its subsidiaries to provide substantially all of the funds necessary to meet its debt service obligations, including the payment of principal of and interest on the Notes.

     However, in connection with the Newco Distribution, CCPR Services, Inc. ("Services"), an indirect wholly owned subsidiary of CCPR, entered into a credit agreement dated August 11, 1998 with The Chase Manhattan Bank and other lenders, for senior secured credit facilities (the "Credit Facility") in an aggregate amount of up to $170 million, of which $155 million has been drawn. $150 million of the $155 million was transferred to CCPR, and CCPR subsequently transferred that amount to CoreComm Limited as a capital contribution prior to the Newco Distribution. See "Business -- Recent Developments -- the Newco Distribution." Additionally, Services currently has outstanding $200 million principal amount of 10% Senior Subordinated Notes due 2007, which is guaranteed by CCPR, Inc., a wholly owned subsidiary of the Company. The indenture and agreements governing the existing indebtedness of Services permits Services and CCPR, Inc. to incur substantial additional indebtedness.

     The Credit Facility contains restrictive covenants that, among other things, restrict CCPR, Inc., Services and other of the Company's subsidiaries from paying dividends or other distributions (whether in cash, securities or other property) with respect to any shares of any class of capital stock of CCPR, Inc. or any of its subsidiaries. These restrictions affect the ability CCPR, Inc. to make payments to CCPR. CCPR, Inc. is a directly, wholly owned subsidiary of the Company, which holds all of the capital stock of the Company's operating subsidiaries or their parent companies, which own all of the Company's assets. Moreover, substantial assets of the Company's subsidiaries were pledged to secure the Credit Agreement. In the event of a default under the Credit Agreement, the lenders thereunder would be entitled to a claim on the assets securing the Credit Facility. Similarly, under the indenture relating to Service's 10% Senior Subordinated Notes due 2007 (the "Services Indenture"), there are substantial limitations regarding payment of dividends and the disposition of several of the Company's subsidiaries' assets which, among other things, could render proceeds from a sale of such assets effectively unavailable to the Company to pay amounts due under the Notes.

     In addition, it should also be noted that each of CCPR's subsidiaries that is a Delaware corporation may pay dividends, under the Delaware General Corporation Law (the "DGCL"), only out of its surplus, or, in the event that it has no surplus, out of its net profits for the fiscal year in which the dividend is declared or for the immediately preceding fiscal year. Moreover, Puerto Rico may impose a tax upon the payment of any such dividends. Other statutory obligations also affect the ability of directors of CCPR's subsidiaries to declare dividends and the ability of CCPR's subsidiaries to make payments to CCPR on account of intercompany loans. Additionally, certain agreements of the Company may now or in the future limit the ability of its subsidiaries in certain situations to pay dividends to the Company or to repay intercompany debt. The Notes are not guaranteed by any of the subsidiaries of the Company, and therefore, should the Company fail to satisfy any payment obligation under the Notes, the holders would not have a direct claim therefor against the subsidiaries. Any indebtedness incurred directly by the subsidiaries of the Company, including guarantees, will be senior in right of a payment to the common stock of such subsidiaries. This means that in the event of any liquidation or bankruptcy of a subsidiary, all debt of such subsidiary would be entitled to be paid before any amounts would be available to the Company by virtue of ownership of the common stock.

     The ability of CCPR and its subsidiaries to make scheduled payments under present and future indebtedness will depend upon, among other things, CCPR's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of CCPR and its subsidiaries and CCPR's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond CCPR's and its subsidiaries' control. The Indenture will not limit the ability of the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Moreover, certain Senior Indebtedness of the Company is now and may in the future be guaranteed by, and secured by the assets of, the Company's subsidiaries. In the event of a default under any such Senior Indebtedness, the lenders thereunder would be entitled to a claim on the assets securing such indebtedness. Accordingly, because of any or all of the above, the Company may not have sufficient monies available from its subsidiaries or from other means, or assets remaining after payment of prior claims from time to time, to pay amounts due on the Notes.

SUBORDINATION

     The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future "Senior Indebtedness" which includes all indebtedness of the Company, whether existing on or created or incurred after the date of issuance of the Notes, that is not made subordinate to or pari passu with the Notes by the instrument creating the indebtedness, excluding trade payables. The Notes will rank senior only to other indebtedness of the Company that expressly provides that it is subordinated in right of payment to the Notes, if any. In the event of bankruptcy, liquidation, insolvency, reorganization or similar proceeding relating to the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may be insufficient assets remaining to pay amounts due on any or all of the Notes outstanding. In addition, in an insolvency, bankruptcy or liquidation scenario, there is always the risk that senior creditors would seek to recover any monies paid on the Notes. There are no restrictions in the Indenture on the ability of the Company to increase its indebtedness. Moreover, under the Indenture, payments due under the Notes may not be made at any time when: (i) Senior Indebtedness is not paid when due; any applicable grace period with respect to such default has ended and such default has not been cured; (ii) or the maturity of any Senior Indebtedness has been accelerated because of a default. As of June 30, 1998, including the $155 million outstanding under the Credit Facility, and without including any indebtedness under the Notes, the Company had approximately $364 million of indebtedness outstanding, all of which would be Senior Indebtedness. Additional Senior Indebtedness may be incurred by the Company and its subsidiaries from time to time, subject only to certain restrictions imposed by other agreements of the Company. See "Description of the Notes -- Subordination" and "Certain Covenants."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under applicable provisions of the Bankruptcy Code or comparable provisions of fraudulent transfer law, if CCPR, at the time it incurred its indebtedness in connection with the Exchange Offer, (i) incurred such indebtedness with the intent to hinder, delay or defraud a present or future creditor or (ii)(a) received or receives less than reasonably equivalent fair value or fair consideration and (b)(1) was or is insolvent or rendered insolvent by reason of such incurrence or (2) was or is engaged in a business or transaction for which the assets remaining with it constituted unreasonably small capital or (3) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature or (4) was a defendant in an action for money damages docketed against it (if, in either case, after final judgment the judgement is unsatisfied), the Notes could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Company. In addition, the payment of principal by the Company pursuant to the Notes could be voided and be required to be returned to any such present or future creditor, or to a fund for the benefit of the creditors of the Company or to any judgment creditor referred to in clause (4) above.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply in making such determination.

DETERMINATION OF TERMS OF NOTES; LACK OF RESTRICTIVE COVENANTS IN INDENTURE

     The Company has determined the terms of the Notes without formally retaining any independent financial advisor or investment banking firm. Accordingly, there can be no assurance that the terms of the Notes are fair from a financial point of view to tendering stockholders. In this regard, there can be no assurance that if the Company were to issue subordinated debt in the capital markets, the interest rate on such debt would not be higher than 15% per annum, or that the financial and other covenants would not be more restrictive. For example, companies that issue unsecured, non-investment grade subordinated debt similar to the Notes typically are subject to more restrictions than those imposed by the Indenture with respect to the Notes, including restrictions on incurring additional indebtedness above a specified amount or in violation of a specified formula, paying dividends or making certain other distributions, payments and investments, creating liens, and engaging in transactions with affiliates or in unrelated businesses, among others. In addition, the terms of such securities typically include a change of control provision, which typically provides a right to debt holders to force a company to redeem their debt in the event of a change of control of that company's voting securities whereas the Indenture under which the Notes will be issued contains no such provision. This means that the Notes would remain outstanding even in the event the Company were subject to a change in control of its voting securities. As a result of the lack of restrictive covenants, stockholders who tender their Shares in exchange for Notes would not receive the same level of protection that typically would be afforded to holders of unsecured, non-investment grade subordinated debt issued by other similarly situated companies. Moreover, because the Notes contain terms that may be less attractive than other similar types of securities issued in the market, there can be no assurance the Company will not record the Notes at a discount from their principal amount. In addition, the relative lack of standard restrictive covenants may adversely affect the liquidity of the Notes.

EXCHANGE OFFER SUBJECT TO CERTAIN CONTINGENCIES

     The Exchange Offer is subject to certain contingencies that are not within the control of the Company. First, the Company will accept no more than 3,500,000 Shares in the Exchange Offer unless the Company modifies the number of Shares it will accept in accordance with the provisions for modifying the Exchange Offer, and in accordance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act, in which case the Company will accept no more than such designated number of Shares, whether that number is less than or greater than 3,500,000. If more than 3,500,000 Shares are validly tendered, the Company will allocate Notes among the tendering stockholders on a pro-rata basis based on the number of Shares tendered. Similarly, if the Company increases or decreases the number of Shares it will accept, and more than such designated number of Shares are tendered, the Company will accept Shares and allocate Notes, among the tendering Stockholders on a pro-rata basis based on the number of Shares tendered. In addition, the Exchange Offer requires qualification of the Indenture under the Trust Indenture Act of 1939 and may require certain approvals or consents from government regulatory agencies, self regulatory organizations, and other third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Exchange Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company's Board of Directors. See "The Exchange Offer -- Conditions to and Amendment of the Exchange Offer".

REVIEW OF STRATEGIC ALTERNATIVES

     The Company has retained an investment banking firm to act as financial adviser to CCPR in reviewing strategic alternatives to enhance shareholder value, including the exploration of partnering opportunities in the region through a business combination, an appropriate acquisition, the sale of the Company, or similar transactions. As of the date of this Offering Circular, the Company is not presently engaged in any substantive discussions with other parties regarding such a potential transaction. However, there can be no assurance that such substantive discussions or such a transaction might not be pursued or consummated after the date hereof, or that such a development would not be seen by the Company as a basis for terminating the Exchange Offer.

LOSS OF RIGHTS ASSOCIATED WITH COMMON STOCK

     To the extent stockholders exchange their Shares for Notes, they will be relinquishing certain rights available to holders of Common Stock in exchange for acquiring rights as holders of debt. Stockholders whose Shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of the Company's Common Stock, will not be entitled to vote upon any matters submitted to the Company's stockholders, and will no longer be entitled to dividends paid, if any, on the Company's Common Stock, although to date the Company has never paid a cash dividend and has no present intention to do so. In addition, because there is an established trading market for the Shares and no established trading market for the Notes, the liquidity of a tendering stockholder's investment in the Company will likely be reduced.

MARKET ISSUES

     If successful, the Exchange Offer will reduce the Company's stockholders' equity and increase its indebtedness, thereby increasing the Company's debt to equity ratio and its debt service obligations. There can be no assurance that the market will not regard these results unfavorably and that the price of the Company's Common Stock will not be adversely affected. To the extent the market does not regard the Exchange Offer as favorable, the market price of the Notes also could be adversely affected. In addition, although the Company believes the Exchange Offer complies with all applicable listing and maintenance requirements imposed by the Nasdaq National Market, there can be no assurance that issues regarding the Common Stock's listing status will not arise.

LACK OF PUBLIC MARKET FOR THE NOTES; VOLATILITY; RESTRICTIONS ON RESALE

     There is no existing market for the Notes, and there can be no assurance regarding the future development of a market for the Notes or the ability of the holders of the Notes, or the price at which such holders may be able, to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the $15.00 principal amount per share of Common Stock being offered. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, operating results and cash flow of the Company and the market for similar securities. Moreover, even if a trading market for the Notes does develop, there can be no assurance as to the liquidity of that market. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market.

     In addition, the liquidity of, and trading markets for, the Notes may be adversely affected by declines in the market for high-yield securities generally, such as the recent decline in that market. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

INCREASED PERCENTAGE OF SHARES HELD BY MANAGEMENT

     As of October 15, 1998, the Company's officers and directors beneficially owned approximately 7.07% of the outstanding Shares of the Company's Common Stock. Assuming the maximum number of Shares is exchanged in the Exchange Offer, and that no executive officers or directors tender shares, the Company's officers and directors will beneficially own approximately 9.63% of the Company's outstanding Shares of Common Stock. However, the Company's directors and officers may participate in the Exchange Offer on the same terms as any other stockholders.

RISK OF PREPAYMENT

     The Notes are subject to redemption at the option of the Company in whole, at a rate of 102% of principal, at any time after November 15, 1999 or in part from time to time without penalty upon notice to the holders of the Notes. As a result, the holders of the Notes will be subject to a risk of prepayment at a time when interest rates may be generally declining. In such case, holders of Notes that are redeemed who tendered their Shares to acquire an interest-bearing security will no longer have the right to receive interest and may only be able to reinvest the redemption proceeds in securities with a lower rate of interest, depending upon prevailing conditions.

COMPETITION

     The sale of cellular and paging services in each of the Company's markets is becoming increasingly competitive. In Puerto Rico and the USVI, where the Company previously had one cellular competitor in each market, the Company in the near future may face many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies recently auctioned by the FCC and specialized mobile radio ("SMR") services on existing SMR frequencies. At least one competitor is offering PCS services with comparable voice quality, system reliability, system coverage, product offerings, marketing techniques and pricing in several of the Company's markets. Additional services may also in the future be competitive with the Company's cellular service as they develop. The Telecommunications Act of 1996 removed certain restrictions on the ability of the Company's competitors to offer as a single package a variety of services, such as wireless voice and data, paging, long-distance, local landline and cable services, some of which the Company does not currently provide. Increased competition could result in pricing pressure, which could contribute to lower revenues per customer, and higher customer acquisition costs resulting in lower profit margins. Continuing technological advances in the communications industry make it impossible to predict the extent of future competition for the Company. See "Business -- Competition."

     The Company's significant competitor is the Puerto Rico Telephone Company (the "PRTC"), which is the other cellular licensee and the landline telephone service provider in Puerto Rico. The PRTC is owned by the government of Puerto Rico. The PRTC is significantly larger and better capitalized than the Company and is being acquired by GTE, which is even larger than PRTC and substantially larger than the Company. The Company believes the PRTC currently provides service to approximately 35% of the subscribers to cellular service in Puerto Rico.

POTENTIAL NEED FOR ADDITIONAL CAPITAL

     The acquisition, development, ownership and operation of wireless communications networks require substantial capital investment. The Company believes that, after giving effect to the Exchange Offer, it will have adequate internal resources to meet its capital requirements. If required, sources of additional capital could include debt and equity financing by CCPR or subsidiaries of CCPR. While the Company has been successful in obtaining financing for investment and capital contribution requirements to date, there can be no assurance they will be able to do so in the future. If such financing is unavailable, the Company may not be able to develop further its existing projects, and the number of projects in which the Company participates may be limited. See "-- Increased Leverage and Debt Service Obligation."

HISTORY OF LOSSES; NEGATIVE NET WORTH

     Although the Company generated net earnings for the six month period ending June 30, 1998, the Company has never generated earnings on an annual basis other than in 1996. Although the Company generated approximately $2.0 million in net income for the six month period ended June 30, 1998, giving effect to interest requirements on the Credit Facility and the Notes, the Company believes that it may not generate substantial net income for fiscal year 1998. The Company has incurred aggregate net losses of approximately $58.7 million from March 8, 1989, (i.e., date operations commenced) through June 30, 1998. There can be no assurances that the Company will achieve profitability in the near future. This may be significant to investors in that such lack of profitability could, among other things, adversely affect the Company's ability to finance its operations and meet its debt service obligations.

     Assuming that all 3,500,000 Shares being sought are tendered by stockholders and accepted by the Company, this will immediately change the Company's capitalization to one that is more highly leveraged. In this regard, the following discussion compares the pro forma book effect of the Exchange Offer on long-term debt, stockholder's equity and income/loss from continuing operations with recent historical financial information of the Company. On a pro forma book basis at June 30, 1998, giving effect to the Exchange Offer, the Company would have had approximately $416.8 million of long-term debt and a deficit of approximately $72.1 million of stockholders' equity, as compared to the approximately $364.3 million of long-term debt and a deficit of approximately $19.6 million of stockholders' equity that was shown on the Company's balance sheet on such date (after giving effect to the Newco distribution). In addition, if the Exchange Offer had occurred as of January 1, 1997, the Company would have reported, on a pro forma basis, a loss from continuing operations of approximately $22 million for the year ended December 31, 1997 and a loss from continuing operations of approximately $6.6 million for the six months ended June 30, 1998 as compared to losses from continuing operations of $2.0 million for the year ended December 31, 1997 and income of $2.0 million for the six months ended June 30, 1998 that were reported for each period. See "SUMMARIZED FINANCIAL INFORMATION" and "CAPITALIZATION."

REGULATION

     The Company is subject to significant government regulation at the Federal level by the FCC and, to some extent, the Federal Aviation Administration (the "FAA"). In Puerto Rico, the Company is subject to regulation by the Puerto Rico Planning Board (the "Planning Board"), the Administration of Regulations and Permits ("ARPE") and the newly-created Telecommunications Regulations Board (the "Board").

     The Company's wireless licenses are granted for specific periods of time. The most significant cellular and paging licenses are granted for a period of ten years. The Company believes that each of its expiring licenses will be renewed based upon its prior experience with expired licenses and upon FCC rules establishing a presumption in favor of licensees that have substantially complied with their regulatory obligations during the initial license period. However, there can be no assurance that any license will be renewed.

     Wireless communications operations are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future and will not have an adverse effect on the Company's business. For a general description of the regulatory environment facing the Company, investors are encouraged to read the Company's 1997 10-K.

LACK OF GEOGRAPHIC DIVERSIFICATION

     The Company's business at present principally is confined to the operation of a cellular telephone system and paging operations in Puerto Rico and the U.S. Virgin Islands. As such, it is highly dependent on trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the U.S. Virgin Islands. Moreover, Puerto Rico and the U.S. Virgin Islands are located in the Carribean Sea, and are prone to severe weather -- particularly hurricanes -- that can seriously impact the types of services offered by the Company. Recently, Hurricane Georges inflicted great damage on Puerto Rico and the U.S. Virgin Islands. Although the damage done to the Company's facilities was minimal, there can be no assurance that a future storm might not be more devastating. See "The Company -- Recent Developments -- Hurricane Georges."

TECHNOLOGY

     The operations of the Company and its ventures depend in part upon the successful deployment of continuously evolving wireless communications technologies. There can be no assurance that such technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance. The Company may be required to make more capital expenditures than is currently expected if a technology's performance falls short of expectations or if commercial acceptance is not achieved. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

VALUE OF FCC LICENSES

     A substantial portion of the Company's assets consist of intangible assets in the form of investments in cellular licenses, the value of which will depend upon the success of the operations of such entities and the growth and future direction of the cellular industry generally. Values of licenses also have been affected by fluctuations in the level of supply and demand for such licenses. In addition, the infrequency with which licenses are traded or sold may increase the difficulty of establishing values for the Company's license interests. Any transfer of control of an entity holding a domestic license is subject to prior FCC (and possibly state or Commonwealth of Puerto Rico regulatory) approval and the future value of such interests will depend significantly upon future regulatory actions affecting the Company or its market and the success of the Company's businesses. While the Company believes that there is currently a market for such assets, such market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, there can be no assurance that the proceeds from the liquidation or sale of the Company's assets would be sufficient to pay the Company's obligations and a significant reduction in the value of the licenses could require a charge to the Company's results of operations. Finally, under FCC rules, a license is subject to renewal. There may be competition for licenses upon the expiration of their initial ten-year terms. The Company's San Juan/Caguas license expires in 1998 and its other licenses expire in 1998 through 2002. There can be no assurance that any such licenses will be renewed.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

     The Company currently uses the registered service mark CELLULARONE(R) to market the services of its non-wireline systems. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire on various dates and each is renewable at the option of the Company for three additional five-year terms, subject to the attainment of certain customer satisfaction ratings. Under these agreements, the Company has agreed to meet a consistent set of operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore was no longer permitted to use the CELLULARONE(R) service mark, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In addition, if for some reason beyond the Company's control, the name CELLULARONE(R) were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. McCaw/AT&T Wireless, which had been the single largest user of the CELLULARONE(R) brand name, has significantly reduced its use of the brand name as a primary service mark. There can be no assurance that such reduction in use by McCaw/AT&T Wireless will not have an adverse effect on the marketing appeal of the brand name.

RADIO FREQUENCY EMISSIONS CONCERNS

     Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones might be linked to cancer. The Company has collected and reviewed relevant scientific information and, based on such information, is not aware of any credible evidence linking the usage of portable cellular telephones with cancer. The FCC recently updated the guidelines and methods it uses for evaluating RF emissions in radio equipment, including cellular telephones. While the new rules impose more restrictive standards on RF emissions from low-power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use comply with those standards. Additional concerns have been expressed about the safety of emissions from cellular facilities which transmit calls to customers' telephone handsets. The Company's facilities are licensed by the FCC and comply with the prior exposure levels set by the FCC, and the Company believes that they comply with the new levels. The Telecommunications Act of 1996 provides that state and local governments may not regulate the placement, construction or modification of personal wireless service facilities on the basis of the environmental effects of RF emissions as long as such facilities comply with the FCC's regulations concerning such emissions. However, local authorities still have jurisdiction over zoning and permitting of such facilities.

FRAUD

     The cellular industry continues to be subject to fraudulent activity. Cloning, which is one form of such fraud, results from the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain fraudulent access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from the Company's customer is used to place fraudulent calls from another carrier's market, resulting in a roaming fee charged to the Company that cannot be collected from the customer. The Company is working to reduce the negative impacts of fraud through investment in new technologies and the deployment of other measures. In its own markets, the Company has had significant success in detecting and reducing fraudulent usage of numbers stolen from the Company's customers. However, the Company continues to experience average levels of roaming fraud. The cost of cellular fraud could have a significant impact on the Company's operating results for the foreseeable future.

DEPENDENCE UPON KEY PERSONNEL OF CCPR

     CCPR's businesses are managed by a small number of key executive officers, the loss of one or more of whom could have a material adverse effect on CCPR. CCPR believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. CCPR has not entered into written employment contracts or non-compete agreements with, nor has it obtained life insurance policies covering, such key executive officers. Certain senior managers of CCPR also serve as members of senior management of other companies in the telecommunications business.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

     This Offering Circular, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors." In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Offering Circular will in fact transpire. Actual results may differ materially from those contemplated in such projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such projections and forward-looking statements include: (i) those specified in the "RISK FACTORS" section; (ii) industry trends; (iii) the ability of CCPR to continue to obtain and maintain any required government licenses or approvals and finance construction and development, in a timely manner, at reasonable costs and on satisfactory terms and conditions; (iv) assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, and availability, terms and deployment of capital; and (v) general economic and business conditions in the United States, Puerto Rico and the U.S. Virgin Islands. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. CCPR does not assume any obligation to update such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal, to exchange up to 3,500,000 shares of Common Stock ("Shares"), each for $15.00 principal amount of 15% Subordinated Notes due 2008 (the "Notes"). The Company expressly reserves the right to alter or modify any of the terms of this Exchange Offer, including increasing or decreasing the number of Shares it will accept in accordance with the provisions for modifying the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act. The Company proposes to consummate the Exchange Offer promptly after October 15, 1998.

     The purpose of the Exchange Offer is to give shareholders who prefer not to continue in an equity position as holders of Common Stock the opportunity to obtain an alternative return on their investment in the Company though the exchange of their shares of Common Stock for Notes, and to reduce the equity capitalization of the Company.

TERMS OF THE EXCHANGE OFFER

     Shares may be tendered and will be accepted for exchange only for Notes in denominations of $15.00 principal amount and integral multiples thereof. Interest on the Notes will accrue from November 15, 1998, and be payable May 15 and November 15. After the second semi-annual interest payment on November 15, 1999, interest may, at the option of CCPR, be paid in whole or in part, in cash or through the issuance of additional Notes. The Notes are redeemable at the Company's option at any time at 102% of principal amount plus accrued interest to the redemption date. See "Description of the Notes -- Principal, Maturity and Interest".

     Although the Company has no present intention to do so, if it should modify the Exchange Offer Consideration offered for the Shares in the Exchange Offer, that modified consideration would be provided with regard to all Shares accepted in the Exchange Offer. If the Company modifies the Exchange Offer Consideration, the Exchange Offer will remain open at least 10 business days from the date the Company first publishes, sends or gives notice, by public announcement or otherwise, of such modification to the holders of Shares.

     Tendering holders of Shares will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Shares pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

     The Company may accept up to 3,500,000 Shares validly tendered (representing approximately 26% of the outstanding Shares of the Company's Common Stock as of October 12, 1998), or such greater or lesser amount as the Company shall determine in accordance with the provisions for modifying the terms of the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act. If more than 3,500,000 Shares are tendered, the Company will accept no more than 3,500,000 Shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis as described under " -- Proration if Shares Tendered Exceed Maximum." If the Company modifies the number of Shares that it will accept, and more than that number designated by the Company are tendered, the Company may accept for exchange such designated number of Shares on a pro-rata basis.

     An application will be filed with the Commission for qualification of the Indenture under which the Notes will be issued under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act.

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange or subject to any applicable rules or regulations of the Commission, any Shares tendered for exchange and may postpone the exchange of any Shares tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if any of the following conditions exist:

          (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, (a) that challenges the making of the Exchange Offer, or might, directly or indirectly, prohibit, prevent, restrict, or delay consummation of the Exchange Offer or otherwise adversely affect, in any material manner the Exchange Offer or which requires the Company to file a registration statement pursuant to the Securities Act of 1933, as amended (the "1933 Act") in respect of the Notes being offered as consideration in the Exchange Offer, or (b) that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

          (2) there shall have occurred any material adverse development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company.

          (3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

          (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not at the time likely to be in the best interests of the Company;

          (5) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Exchange Offer or the offering of any of the Notes;

          (6) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the sole judgment of the Company, is necessary to effect the Exchange Offer; and

          (7) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Common Stock in the United States securities or financial markets, (c) a material impairment in the trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,
     (g) any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange or the Nasdaq, or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     All of the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company at any time regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If any of the conditions set forth in this section shall not be satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Shares tendered pursuant to the Exchange Offer to tendering holders;
(ii) extend the Exchange Offer and retain all tendered Shares until the Expiration Date for the extended Exchange Offer; (iii) amend the terms of the Exchange Offer or modify the consideration to be provided by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Shares tendered pursuant to the Exchange Offer.

PRORATION IF SHARES TENDERED EXCEED MAXIMUM

     If stockholders tendering Shares validly tender more than 3,500,000 shares, the Company will accept for exchange no more than 3,500,000 Shares (or such greater or lesser number of Shares that the Company shall determine to accept in accordance with the provisions for modifying the terms of the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Exchange Act). In such event, Shares will be accepted and Notes will be allocated to tendering stockholders on a pro rata basis based on the number of Shares tendered by each tendering stockholder. The Company will accept from each tendering stockholder that number Shares equal to 3,500,000 (or such greater or lesser number of Shares that the Company shall determine to accept) multiplied by a fraction, the numerator of which is the total number of Shares validly tendered by such tendering stockholder and the denominator of which is the total number of the Shares validly tendered by all tendering stockholders. The number of Shares will be rounded up or down as nearly as practicable to result in the tender of whole Shares rather than fractional Shares. Any Shares not accepted by the Company as a result of the allocation described above will be returned promptly to the tendering stockholder.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer is scheduled to expire at 5:00 PM, New York City time, on November 12, 1998. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof as described in the second succeeding paragraph. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all Shares previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Shares. See "The Exchange Offer -- Withdrawal of Tenders." Under no circumstances will interest on the Exchange Offer Consideration be paid by the Company by reason of any such extension.

     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any Shares or, regardless of whether such Shares were theretofore accepted for exchange, to delay the exchange of any shares pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Shares, if any of the conditions to the Exchange Offer specified herein fail to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) to waive any condition to the Exchange Offer and accept all the shares tendered; and (iii) at any time, or from time to time, to amend the terms of Exchange Offer in any respect, including but not limited to altering the Exchange Offer Consideration or increasing or decreasing the number of Shares the Company will accept. The reservation by the Company of the right to delay exchange or acceptance for exchange of Convertible Notes is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Shares deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if the Company waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional Exchange Offer materials in a manner reasonably calculated to inform holders of Shares of such change, and will provide holders of Shares adequate time to consider such materials and their participation in the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, other than a change in the Exchange Offer Consideration or the percentage of the Shares sought in the Exchange Offer, will depend upon the facts and circumstances, including the relative materiality, of the changed terms or information.

     If the Company increases or decreases the Exchange Offer Consideration or the amount of Shares sought in the Exchange Offer, the Exchange Offer will remain open at least ten business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Exchange Offer Consideration currently offered or the amount of Shares sought to be purchased.

DIVIDENDS AND DISTRIBUTION

     If, on or after October 15, 1998, the Company should split, combine or otherwise change the Common Stock or its capitalization, then, without prejudice to the Company's rights under "the Exchange Offer -- Conditions of the Exchange Offer," the Company, in its discretion, may make such adjustments in the Exchange Offer Consideration and other terms of the Exchange Offer as it deems appropriate to reflect such split, combination or other change.

     Although the Company does not intend to pay a stock dividend in the near future, if, on or after October 15, 1998, should the Company declare any cash or stock dividend, stock split or other distribution on, or issue any rights with respect to the Common Stock, payable or distributable to shareholders of record on a date occurring on or after October 15, 1998, and prior to the transfer to the name of the Company or its nominee or transferee on the Company's stock transfer records of the Shares tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights under "The Exchange
Offer -- Conditions of Exchange Offer," (i) the principal amount of Notes to be exchanged per share of Common Stock pursuant to the Exchange Offer shall be reduced by the amount of any such cash dividend or distribution; or (ii) the whole of any noncash dividend or distribution (including additional shares or rights as aforesaid) received by a tendering shareholder shall be required to be promptly remitted and transferred by the tendering shareholder to the Exchange Agent for the account of the Company, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate documentation, the Company shall be, subject to applicable law, entitled to all rights and privileges as owners of such noncash dividend, distribution or right and may deduct from the principal amount Notes to be exchanged per share of Common Stock the amount or value thereof, as determined by the Company in its discretion.

PROCEDURES FOR TENDERING

     Tenders of Securities. For a Registered Holder validly to tender Shares pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees or, in the case of a Book-Entry Transfer (as defined below), an Agent's Message (as defined below), and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offering Circular. In addition, the Exchange Agent must receive either certificates for tendered Shares at any of such addresses or such Shares must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of, or an Agent's Message with respect to, such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. A Registered Holder who desires to tender Shares and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Shares are not immediately available must comply with the procedures for guaranteed delivery set forth below. Letters of Transmittal, certificates representing Shares and confirmations of, or an Agent's Message with respect to, book-entry transfer should be sent only to the Exchange Agent, and not to the Company or the Trustee.

     The term "Agent's Message" means a message transmitted by a Book-Entry Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility, tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Delivery of Letters of Transmittal. If the certificates for Shares are registered in the name of a person other than a signer of the Letter of Transmittal relating thereto, then, in order to tender such Shares pursuant to the Exchange Offer, the certificates evidencing such Shares must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided below.

     ANY BENEFICIAL OWNER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHARES IN THE EXCHANGE OFFER SHOULD CONTACT SUCH REGISTERED HOLDER TO TENDER THE SHARES ON SUCH BENEFICIAL OWNER'S BEHALF. IF ANY BENEFICIAL OWNER WISHES TO TENDER SHARES HIMSELF, THAT BENEFICIAL OWNER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND, WHERE APPLICABLE, DELIVERING HIS SHARES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE SHARES IN SUCH BENEFICIAL OWNER'S NAME OR FOLLOW THE PROCEDURES DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE A CONSIDERABLE AMOUNT OF TIME.

     The method of delivery of Shares, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the Shares. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

     Book-Entry Transfer. Promptly after the commencement of the Exchange Offer, the Exchange Agent and the Company will seek to establish a new account or utilize an existing account with respect to the Shares at The Depository Trust Company (a "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Shares may make book-entry delivery of such Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof), properly completed and validity executed, with any required signature guarantees, an Agent's Message and any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. The Company may elect to waive receipt of a written Letter of Transmittal if delivery is properly effected through the Book-Entry Transfer Facility.

     IN ORDER TO BE ASSURED OF PARTICIPATING IN THE EXCHANGE OFFER, ANY BENEFICIAL OWNER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE OR WHO WISHES TO TENDER SHARES SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY (LEAVING SUCH REGISTERED HOLDER WITH SUFFICIENT TIME TO TENDER THE SHARES ON THE BENEFICIAL HOLDERS BEHALF) AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER THE SHARES ON SUCH BENEFICIAL OWNER'S BEHALF.

     Signature Guarantees. Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Shares) and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such Shares are tendered for the account of an Eligible Institution.

     Guaranteed Delivery. If a holder desires to tender Shares pursuant to the Exchange Offer and (a) certificates representing such Shares are not immediately available, (b) time will not permit such holder's Letter of Transmittal, certificates evidencing such Shares or other required documents to reach the Exchange Agent prior to the Expiration Date or (c) such holder cannot complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected if all the following are complied with:

          (a) such tender is made by or through an Eligible Institution;

          (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at one of the addresses of the Exchange Agent set forth on the back cover page of this Offering Circular, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Offering Circular, setting forth the name and address of the registered holder and the principal amount or number of Shares being tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Shares (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Shares into the Exchange Agent's account with a Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

          (c) such Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing all physically delivered Shares in proper form for transfer (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Shares into the Exchange Agent's account with a Book-Entry Transfer Facility) and any other required documents are received by the Exchange Agent within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

     Tender Constitutes an Agreement. The tender of Shares pursuant to the Exchange Offer pursuant to any of the procedures described above, including tendering through a book-entry delivery, will constitute a binding agreement between the tendering holder and the Company upon the terms and conditions of the Exchange Offer, and a representation that (i) such holder owns the Shares being tendered and is entitled to tender such Shares as contemplated by the Exchange Offer all within the meaning of Rule 14e-4 under the Exchange Act, and
(ii) the tender of such Shares complies with Rule 14e-4.

     Further, by executing or transmitting a Letter of Transmittal (as set forth above, including book-entry transfer, and subject to and effective upon acceptance for exchange for the Shares tendered therewith or effectively agreeing to the terms of the Letter of Transmittal pursuant to a book-entry delivery), a tendering holder irrevocable sells, assigns and transfers to or upon the order of the Company or its assignee all right, title and interest in and to all such Shares tendered thereby, waives any and all rights with respect to the Shares, and each such holder irrevocably selects and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Exchange Agent also acts as agent of the Company and as the Trustee under the Indenture) with respect to such Shares, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Shares, or transfer ownership of such Shares on the account books maintained by a Book-Entry Transfer Facility, together, in each case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (b) present such Shares for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Shares (except that the Depositary will have no rights to or control over funds from the Company).

     Other Matters. Notwithstanding any other provision of the Exchange Offer, delivery of the Notes for Shares tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such Shares (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Shares into the Exchange Agent's account with a Book-Entry Transfer Facility), together with properly completed and validly executed Letters of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof) and any other required documents.

     All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Shares will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Shares will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Shares that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Shares. If the Company waives its right to reject a defective tender of Shares, the holder will be entitled to the Exchange Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Shares must be cured within such time as the Company determines, unless waived by the Company. Tenders of Shares shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Shares, or will incur any liability to holder for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Tenders of Shares may be withdrawn at any time until the Expiration Date as such date may be extended. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer unless accepted for exchange prior to that date.

     Holders who wish to exercise their right of withdrawal with respect to a Exchange Offer must give written notice of withdrawal, delivered by mail or hand delivery or facsimile transmission, to the Exchange Agent at its address set forth on the back cover page of this Offering Circular prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn (the "Depositor"), the name in which the Shares are registered, if different from that of the Depositor, and the number of the Shares to be withdrawn prior to the physical release of the certificates to be withdrawn. If tendered Shares to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares. The notice of withdrawal must be signed by the registered holder of such Shares in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Shares. Withdrawals of tenders of shares may not be rescinded, and any shares withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn shares may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered shares described elsewhere herein.

     All questions as to the form, validity and eligibility (including time of receipt) of any withdrawal of tendered Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Shares, or will incur any liability for failure to give any such notification.

     If the Company is delayed in its acceptance for conversion and payment for any Shares or is unable to accept for conversion or convert any Shares pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Shares may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e-14(f)(5) under the Exchange Act, which requires that the issuer making the tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

ACCEPTANCE OF SHARES; DELIVERY OF NOTES

     The acceptance of the Shares validly tendered for exchange and not withdrawn will be made as promptly as practicable after the Expiration Date. Acceptance will not take place until the Indenture pursuant to which the Notes are to be issued is qualified under the Trust Indenture Act of 1939. An application on Form T-3 has been filed with the Securities and Exchange Commission seeking such qualifications. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Shares if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to provide the Exchange Offer Consideration therefor. Subject to the terms and conditions of the Exchange Offer, delivery of Notes in respect of Shares accepted and exchanged pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Shares for the purposes of receiving Shares and transmitting the Notes (through Book-Entry Transfer or otherwise). Stockholders who are entitled to receive Notes will receive Notes through Book Entry Transfer by crediting the stockholder's DTC (as defined) account, unless stockholders choose to receive Notes in registered form in accordance with the instructions in the Letter of Transmittal. Stockholders who receive Notes through Book Entry Transfer will not be the registered holder of the Notes. Notes received in this manner will be registered in the name of Cede & Co., the nominee of DTC, but will be beneficially owned by the stockholder entitled to such Notes. Tendered Shares not accepted for conversion by the Company, if any, will be returned without expense to the tendering holder of such Shares (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Shares will be credited to an account maintained at a Book-Entry Transfer Facility) as promptly as practicable following the Expiration Date.

EXCHANGE AGENT

     Continental Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to its address set forth on the back cover page of this Offering Circular. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent for certain liabilities, including liabilities under the federal securities laws.

INFORMATION AGENT

     D.F. King & Co., Inc. has been appointed Information Agent for the Exchange Offer. All questions in connection with the Exchange Offer and the Letter of Transmittal, as well as requests for information or additional copies of the Offering Circular or Letter of Transmittal should be directed to the address of the Information Agent set forth on the back cover page of this Offering Circular.

MISCELLANEOUS

     The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Shares. However, directors, officers and employees of the Company (who will not be separately compensated for such services) may solicit exchanges by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Shares and in handling or forwarding tenders of Shares by their customers.

                                  THE COMPANY

     The Company, through wholly and majority owned entities, owns, operates and markets cellular, paging and other communications systems in the Commonwealth of Puerto Rico and the U.S. Virgin Islands and conducts other cellular and paging related operations described below. From time to time the Company reviews opportunities in other telecommunications related industries both inside and outside of Puerto Rico and the U.S. Virgin Islands.

     Investors are encouraged to read the Company's annual report on Form 10-K, dated December 31, 1997, for a detailed description of the Company's business.

  Review of Strategic Alternatives

     The Company has retained an investment banking firm to act as financial advisor to CCPR in reviewing strategic alternatives to enhance shareholder value including the exploration of partnering opportunities in the region through a business combination, an appropriate acquisition, the sale of the Company, or similar transactions. As of the date of this Offering Circular, the Company is not presently engaged in substantive discussions with other parties regarding such a potential transaction. However, there can be no assurance that such substantive discussions, or such a transaction might not be pursued or consummated after the date hereof, or that such a development would not be seen by the Company as a basis for terminating the Exchange Offer.

     The Company's executive offices are located at 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 355-3466.

RECENT DEVELOPMENTS

     The Newco Distribution. Prior to September 2, 1998 (the "Distribution Date") Cellular Communications of Puerto Rico, Inc. ("CCPR" or the "Company") was known as CoreComm Incorporated. On the Distribution Date CCPR effected a distribution (the "Newco Distribution") whereby shareholders of CCPR received on a one-for-one basis shares of CoreComm Limited ("Newco"), a Bermuda corporation, which until the Distribution Date had been a wholly owned subsidiary of CCPR. Newco was formed by CCPR in March, 1998 in order to succeed to the business and assets that were operated by OCOM Corporation, which had been acquired by CCPR in June, 1998, and to pursue telecommunications opportunities outside Puerto Rico and the U.S. Virgin Islands in an entrepreneurial corporate environment.

     Transactions Related to the Newco Distribution. CCPR contributed all of its non-Puerto Rico and U.S. Virgin Islands businesses to Newco, as described in the following sections. Additionally, prior to the Distribution, CCPR contributed to Newco $150 million in cash, which was obtained through a credit agreement entered into by CCPR Services, Inc. (Delaware) ("Services"), an indirect wholly owned subsidiary of CCPR, with The Chase Manhattan Bank and other lenders on August 11, 1998. On August 11 and 12, 1998 Services drew down under the credit agreement an aggregate of $155 million of which $150 million was transferred to CCPR. See "-- CCPR Funding of Newco."

     The following sections detail the transactions that resulted in CCPR's owning the businesses contributed to Newco (the "Newco Businesses") and the transactions between CCPR and Newco that resulted in Newco owning the Newco Businesses.

     In planning the Newco Distribution, CCPR undertook to acquire the operating assets of OCOM Corporation ("OCOM") and various complementary lines of business in the communications industry that were contributed to Newco. CCPR's subsidiaries that carried on CCPR's principal lines of business and the Newco Businesses, including the transactions through which such businesses were acquired, are as follows:

     - CCPR, Inc. (Delaware), through wholly owned subsidiaries, carries on telecommunications businesses in Puerto Rico and the U.S. Virgin Islands, including cellular telephone service, cellular long distance service and paging service (collectively the "Puerto Rico and U.S. Virgin Islands Telecommunications Businesses"). This is CCPR's sole line of business since the Newco Distribution.

     - On June 1, 1998 CoreComm Newco, Inc. (Delaware) ("CNI"), a wholly owned direct subsidiary of CCPR, purchased substantially all of the assets and related liabilities of OCOM Corporation, a subsidiary of NTL Incorporated (Delaware), for a cash purchase price of $1,312,069. CNI's businesses include Competitive Local Exchange Corner ("CLEC") service, cellular long distance, landline long distance and cellular resale service, primarily in the State of Ohio.

     - CoreComm Telco, Inc. (Delaware) owns 28 subsidiaries (Delaware) (the "Telco Group"), each of which has applied or will apply in a single state for certification to offer CLEC service (the "28 CLEC Subsidiaries"). Thus far, certification has been granted in Ohio and New York.

     - All of the capital stock of Digicom, Inc. (Ohio) ("Digicom") was acquired by CCPR through an agreement dated as of February 11, 1998, for a cash purchase price of $2 million. Digicom is in the business of centralized telecommunications services.

     - CCPR purchased all of the operating assets of JeffRand Corp. ("Wireless Outlet") pursuant to an agreement dated as of February 12, 1998, for a cash purchase price of $400,000. Wireless Outlet consists of a paging business and a prepaid cellular business. CoreComm subsequently transferred these assets to Prepaid Communications Corp. (Delaware), an indirect wholly owned subsidiary of CCPR, that is now an indirect wholly owned subsidiary of Newco.

     - CCPR formed Newco on March 18, 1998, in order to effect the Newco Distribution. Newco's original name was Cortelyou Communications Ltd., which subsequently was changed to CoreComm Limited. Newco formerly was a wholly owned direct subsidiary of CoreComm.

     - Cortelyou Communications Corp. (Delaware) ("Cortelyou") owns 15 LMDS licenses that were obtained through an FCC auction. The licenses were granted on June 8, 1998. CCPR made the final payment to the FCC on June 22, 1998, for a total of $25.2 million paid for the LMDS licenses.

     Contribution of the Newco Businesses. On August 18, 1998 CoreComm contributed to Newco all of the above business except for the Puerto Rico and U.S. Virgin Islands Telecommunications Businesses (the "Contributions"). The Contributions consisted of the capital stock of the Telco Group, Digicom, Wireless Outlet, CNI and Cortelyou. The Contributions and Newco Distribution resulted in CoreComm Limited having a holding company structure.

     - CCPR retained and continues to carry on all of the Puerto Rico and U.S. Virgin Islands Telecommunications Businesses.

     Manner of Effecting the Newco Distribution. The general terms and conditions relating to the Newco Distribution are set forth in a Distribution Agreement, dated as of August 18, 1998 (the "Distribution Agreement"), between CCPR and Newco. The Newco Distribution was made on the basis of one share of Newco Common Stock for each share of CCPR Common Stock held on the Record Date. The actual total number of shares of Newco Common Stock distributed was 13,198,000.

     No holder of CCPR Common Stock was required to pay any cash or other consideration for the shares of Newco Common Stock received in the Newco Distribution or to surrender or exchange shares of CCPR Common Stock in order to receive shares of Newco Common Stock.

     Description of CCPR Funding of Newco. Prior to the Newco Distribution, CCPR contributed to Newco $150 million in cash. CCPR funded the capital contribution with the proceeds of a bank loan to Services. Services entered into a credit agreement dated August 11, 1998, with The Chase Manhattan Bank and the other lenders party thereto, for senior secured credit facilities in an aggregate amount of up to $170 million. On August 11 and 12, 1998, Services drew down under the credit agreement an aggregate of $155 million of which $150 million was transferred to CCPR. See "RISK FACTORS -- Holding Company Structure; Dependence On Cash Flow From Subsidiaries".

  Effect of Hurricane Georges

     Management does not believe the Company will experience substantial long term damage from the recent hurricane (Hurricane Georges) which struck Puerto Rico and the U.S. Virgin Islands in September 1998. The Company's insurance is expected to cover nearly all of the expenses associated with restoring its service, and approximately 90% of the cost of repairing and replacing damaged equipment and facilities. In addition, the Company has business interruption insurance so that it is not expected to incur an uninsured material loss from the Company's cell sites that were out of service. The Company has not, however, completed discussions with its insurance carriers and their adjusters.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued pursuant to an Indenture (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Schedule 13E-4 of which this Offering Circular is a part. The following summary of certain provisions of the Notes, and the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Notes, and the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company as described under "-- Subordination of Notes." The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company.

     The operations of the Company are conducted through its subsidiaries, partnerships and joint ventures and, therefore, the Company is dependent upon the cash flow of its subsidiaries, partnerships and joint ventures to meet its obligations, including its obligations under the Notes. As a result, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited by the Indenture to that principal amount sufficient for consummation of the Exchange Offer, as it may be amended or supplemented, and such amount necessary to pay interest in the form of additional notes, as provided for in the indenture. The Notes bear interest from November 15, 1998, at the rate per annum set forth on the cover page of this Offering Circular and will mature on November 15, 2008.

     Interest on the Notes is payable semiannually on May 15 and November 15 of each year (each an "Interest Payment Date"), commencing on May 15, 1999, to holders of record at the close of business on May 1 or November 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. After the second semiannual interest payment, on November 15, 1999, interest may, at the option of CCPR, be paid in whole or in part, in cash or through the issuance of additional Notes.

     Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 1998.

     The Notes are payable as to principal and interest at the office or agency of the Company maintained for such purposes within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes, provided that a holder of Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder provides the Company with wire transfer instructions in writing. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form or through Book Entry Transfer, without coupons, and in denominations of $15.00 and integral multiples thereof. See "The EXCHANGE
OFFER -- Acceptance of Shares, Delivery of Notes"

OPTIONAL REDEMPTION

     The Company shall not have the right to redeem any Securities prior to November 15, 1999. On or after November 15, 1999, the Company will have the right to redeem all or any part of the Securities in cash at

102% of aggregate principal amount, in each case plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is prior to the redemption date).

     Selection of Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the Securities are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no securities with a principal amount of $15.00 or less shall be redeemed or purchased in part. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed. Securities and portions thereof selected by the Trustee shall be in amounts of $15.00 or whole multiples of $15.00. On and after the redemption date, interest shall cease to accrue on Securities or portions thereof called for redemption.

CERTAIN COVENANTS

     Successor Corporation. The Company shall not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any person, unless: (i) either the Company shall be the continuing corporation, or the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company substantially as an entirety are transferred shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture.

     The successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Securities, and in the event of such conveyance or transfer any such predecessor corporation may be dissolved and liquidated.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The term "Event of Default," when used in the indenture, means any one of the following: failure of the Company to pay interest for thirty days on any of the Notes when due; defaults in the payment of principal or premium, if any, of the Notes when due at maturity or upon redemption or otherwise; failure to perform any other covenant contained in the indenture for forty-five days after notice; the default under any instrument governing other Indebtedness of the Company which shall happen and entitle the holder thereof to declare an aggregate principal amount of at least $25,000,000 of such Indebtedness to become due prior to its stated maturity, or such Indebtedness that shall not have been discharged within a period of thirty days after there shall have been given to the Company a written notice specifying such events of default; and certain events of bankruptcy, insolvency or reorganization.

     The Indenture provides that the Trustee will give, within ninety days after the occurrence of a default, the Noteholders notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Noteholders.

     In case any Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the Noteholders) may declare the principal of all accrued interest on all the Notes to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of the Notes, if all existing Events of Default have been cured or waived and if the recission would not conflict with any judgement or decree.

     Defaults (except, unless theretofore cured, a default in payment of principal or interest on the Notes, failure to make any redemption payment or a default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Noteholder affected) may be waived by the holders of a majority in principal amount of the Notes, upon the conditions provided in the Indenture.

     The Indenture will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

MODIFICATION OF THE INDENTURE

     Under the Indenture, the rights and obligations of the Company and the rights of Noteholders may be modified by the Company and the Trustee only with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding; but no reduction in the principal of or extension of the maturity of any Notes, or reduction in the interest rate or extension of the time of payment of interest, or any other modification in the terms of payment of the principal of or premium, if any, or interest on the Notes, or reducing the percentage required for modification, will be effective against any Noteholder without their consent.

SATISFACTION AND DISCHARGE OF INDENTURE

     The Company may satisfy and discharge its obligation under the Indenture by delivering to the Trustee for cancellation all outstanding Notes, theretofore authenticated, and paying or causing to be paid all other sums payable thereunder by the Company; and may discharge substantially all of its obligations (including the negative covenants described herein, but excluding its obligations to pay the principal of and interest on the Notes) by depositing with the Trustee or Paying Agent(s), other than the Company or any Subsidiary of the Company, United States Legal Tender or United States Government Obligations, sufficient to pay all remaining principal of and interest on the Notes to be discharged as and when due and complying with the certain other conditions relating to discharge. "U.S. Government Obligations" are direct, noncallable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which guarantee or obligation the full faith and credit of the United States is pledged.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

     The holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercise of any remedy available to the Trustee, provided that such direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another Noteholder, and would not involve the Trustee in personal liability. The Indenture will provide that in case an Event of Default shall occur and be known to the Trustee (and not be cured) the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

REPORTS TO NOTEHOLDERS

     The Company will furnish each Noteholder annual and quarterly reports containing specified financial statements and certain other information concerning the business and affairs of the Company.

SUBORDINATION OF NOTES

     The Notes are subordinate in right of payment to all existing and future Senior Indebtedness. The Indenture does not restrict the amount of Senior Indebtedness of the Company or any Subsidiary of the Company. On June 30, 1998, the Company and its subsidiaries had approximately $388.7 million of Senior Indebtedness outstanding.

     The payment of the principal of, interest on or any other amounts due on the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. No payments due on the Notes may be made if (i) any Senior Indebtedness has not been paid when due; (ii) any applicable grace period with respect to such default has ended and such default has not been cured; or (iii) the maturity of any Senior Indebtedness has been accelerated because of a default.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Notes because of an Event of Default, all Senior Indebtedness must be paid in full before the holders of the Notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Notes may recover ratably less than general creditors of the Company.

     The Notes are obligations exclusively of the Company. Since the operations of the Company are conducted through Subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations. See "RISK FACTORS -- Holding Company Structure; Dependence on Cash Flows from Subsidiaries; Existing Subsidiary Indebtedness."

     Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (excluding trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness, and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar (initially, the Trustee) and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

ADDITIONAL INFORMATION

     Anyone who receives this Offering Circular may obtain a copy of the Indenture without charge by writing to the Company, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., Senior Vice President, General Counsel.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. On October 12, 1998, there were approximately 13,204,000 shares (exclusive of 383,000 treasury shares) of Common Stock outstanding. The following description is qualified in all respects by reference to the Certificate of Incorporation (the "Certificate") and the By-laws, copies of which will be available upon request.

COMMON STOCK

     All shares of Common Stock participate equally in dividends payable to holders of Common stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the Company stockholders and do not have cumulative rights in the decision of directors. All issued and outstanding shares of Common Stock are fully paid and nonassessable, and the holders thereof do not have pre-emptive rights.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in a Certificate of Designation adopted by the Board of Directors providing for the issue of such series and as are permitted by the Delaware General Corporation Law (the "DGCL").

TRANSFER AGENT

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.

CERTAIN SPECIAL PROVISIONS

     Certain Provisions contained in the Certificate, the By-laws and the Rights Agreement, dated as of January 24, 1992, between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement"), could make the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise more difficult. Set forth below is a description of such provisions in the Certificate, the By-laws and the Rights Agreement. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate, By-laws and the Rights Agreement, copies of which will be available upon request.

CLASSIFIED BOARD OF DIRECTORS

     The Certificate and the By-laws provide that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, one class of directors is elected, each year for a three-year term.

     The Company believes that the classified board provision of the By-laws is advantageous to the Company and its stockholders because, by providing that directors serve three-year terms rather than one-year terms, it enhances the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. The Company believes that this, in turn, permits the board to represent more effectively the interests of all stockholders.

     With a classified Board of Directors, it generally takes a majority stockholder two annual meetings of stockholders to elect a majority of the Board of Directors. As a result, a classified board may discourage proxy contests for the election of directors or purchases of a substantial block of stock because its provisions could operate to prevent obtaining control of the board in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because under the Certificate directors may be removed only for cause, a classified board would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless they can demonstrate the directors should be removed for cause and obtain the requisite vote.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Certificate and the By-laws provide that the number of directors is fixed from time to time exclusively by the Board of Directors, but shall consist of not more than fifteen nor less than three directors. In addition, the Certificate and the By-laws provide that, subject to any rights of holders of any shares of Preferred Stock, if any, a majority of the Board of Directors then in office may fill any vacancies on the Board of Directors. Accordingly, the Board of Directors could temporarily Prevent any stockholder from obtaining majority representation on the board by enlarging the size of the board and filling the new directorships with its own nominees.

     Under the DGCL and the Certificate, a director serving on a classified board may be removed by the stockholders only for cause. Moreover, the Certificate provides that directors may be removed only by the affirmative vote of holders of a least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT SPECIAL MEETINGS

     The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate and the By-laws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the President. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting.

     The provisions of the Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors or the President. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors, the Chairman of the Board of Directors or the President by calling a special meeting of stockholders prior to the time the Board of Directors, the Chairman of the Board of Directors or the President believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to business to be brought before an annual or special meeting of stockholders, of the Company (the "Business Procedure").

     The Nomination Procedure provides that, subject to the rights of holders of any series of Preferred Stock, if any, only persons who are nominated by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Business Procedure provides that at an annual or special meeting only such business may be conducted as has been specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before the meeting. Under the Nomination Procedure or the Business Procedure, to be timely, notice must be received by the Company not less than 75 days nor more than 90 days prior to the annual or special meeting of stockholders, provided, however, that in the event that less than 90 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice by the stockholder to be timely must be received not later than the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

     Under the Nomination Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information (i) about each proposed nominee, including, without limitation, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class, series and number of shares of capital stock of the Company which are beneficially owned by the nominee, and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Rules and Regulations of the Commission under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected) and (ii) about the stockholder proposing to nominate such person, including, without limitation, the name and record address of the stockholder and the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. Under the Business Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about such business and about the proposing stockholder including, without limitation, a brief description of the business desired to be brought before the meeting, the name and record address of the proposing stockholder, the class, series and number of shares of capital stock of the Company owned by the proposing stockholder and a description of any material interest of the stockholder in such business. If the officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director and such nomination shall be disregarded. If such presiding officer determines that business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be transacted at such meeting.

     By requiring advance notice of nominations by stockholders, the Nomination Procedure affords the Board of Directors a meaningful opportunity to consider the qualifications of the Proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualification. By requiring advance notice of proposed business, the Business Procedure provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, provides the Board of Directors with a meaningful opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendation of the Board of Directors' position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or grant a proxy to the Board of Directors as to the disposition of any such business. Although the Certificate and the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of procedures to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

     The Certificate authorizes the Board of Directors to issue one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the powers, designations, preferences, optional or other rights, if any, and the qualifications, limitations or restrictions thereof.

     The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of the Common Stock, are available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or applicable rules of any self-regulatory organization. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or the Company Common Stock, the Board of Directors does not intend to seek stockholder approval. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     Under the DGCL, the stockholders have the right to adopt, amend or repeal the By-laws of a corporation. In addition, if the certificate of incorporation so provides, the By-laws may be amended by the board of directors. The By-laws provide that they may be amended by the Board of Directors or stockholders, provided that if the amendment is to be adopted by the stockholders, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, is required. Similarly, provisions set forth in the Certificate relating to the election and term of directors, the prohibition of stockholder action without a meeting, calling a stockholders' meeting, the elimination of personal liability of directors and the amendment of the By-laws may be amended only by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class.

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless
(i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it becomes an interested stockholder or
(iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The Restated Certificate and By-laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL.

STOCKHOLDER RIGHTS PLAN

     The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, copies of which are available upon request.

     The Rights Agreement provides that one Right will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after the date of the Distribution and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is ten years from the date of the Stock Distribution unless previously redeemed by the Company as described below. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price as provided in the Rights Agreement.

     Except as described below, the Rights will be evidenced by all the Common Stock certificates and will be transferred with the Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as is determined by the Company's Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, except that any person or group of affiliated or associated persons who acquire or obtain the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock solely as a result of the Exchange Offer described in this Offering Circular will not be deemed acquiring persons, and any person who, as of October 15, 1998 had publically disclosed beneficial ownership of the Common Stock pursuant to Regulation 13D-G under the Exchange Act shall be permitted to acquire up to the number of additional Shares which, prior to the Exchange Offer, would have resulted in such person being the beneficial owner of 14.9%.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and, thereafter the separate Rights certificates alone will represent the Rights.

     The Series A Junior Participating Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of the Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

     In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time prior to the earlier of (i) until 10 days following the Stock Acquisition Date, or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the CoreComm Common Stock (or other consideration) or for Common Stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. Among the effects is that the Rights could discourage a takeover attempt that might otherwise allow the holders of Common Stock to sell such Common Stock at a premium to the then current market price or which might otherwise be beneficial to stockholders.

LIMITATION OF LIABILITY OF DIRECTORS

     The Certificate provides that to the fullest extent provided by law a director will not be personally liable for monetary damages to the Company or its stockholders for, or with respect to, any acts or omissions in the performance of his or her duties, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

MARKET PRICE OF COMMON STOCK

     The Common Stock is listed on the Nasdaq National Market under the symbol "CLRP." The following table sets forth the high and low sales price for the Common Stock during the periods indicated as reported by the Nasdaq National Market.

FISCAL PERIODS                                                HIGH      LOW
--------------                                               ------    ------
1996
First Quarter..............................................  $17.34*   $15.75
Second Quarter.............................................   19.78     15.83
Third Quarter..............................................   19.86     15.06
Fourth Quarter.............................................   15.98     11.72

1997
First Quarter..............................................   13.09      8.83
Second Quarter.............................................   11.27      8.52
Third Quarter..............................................   10.20      8.52
Fourth Quarter.............................................   10.05      6.09

1998
First Quarter..............................................   10.27      6.39
Second Quarter.............................................   16.28     10.27
Third Quarter..............................................   20.84     10.44
Fourth Quarter (through October 14)........................   11.13      8.13

     The closing price per share of Common Stock on October 14, 1998 was $9.00.

*The historical price per share of Common Stock has been adjusted to give effect to the Newco Distribution. See "Business -- The Newco Distribution."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income tax consequences to a U.S. person (as defined below) associated with the exchange of the Common Stock for the Notes pursuant to the Exchange Offer and the ownership and disposition of the Notes. This discussion is based on provisions of the Internal Revenue Code (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the Notes and is limited to investors who hold the Common Stock and Notes as capital assets. Furthermore, this discussion does not address U.S. federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have acquired Common Stock or Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

     As used herein, the term "U.S. person" means a holder of Common Stock or Notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

     EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK AND NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

EXCHANGE OF COMMON STOCK FOR NOTES

     The exchange of Common Stock for Notes will be a taxable transaction for federal income tax purposes, generally treated as a "sale or exchange." Under
Section 302(b) of the Code, the exchange of Common Stock generally will be treated as a "sale or exchange" if the receipt of Notes: (a) results in a "complete termination" of the holder's interest in the Company, (b) is "substantially disproportionate" with respect to the holder, or (c) is "not essentially equivalent to a dividend" with respect to the holder. With respect to this last test, the Internal Revenue Service has indicated in a published ruling that, in the case of a minority holder of a publicly held corporation who exercised no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from .0001118% to .0001081% was "not essentially equivalent" to a dividend. In determining whether any of these tests has been met, Common Stock actually owned, as well as Common Stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a holder will recognize gain or loss equal to the difference between the "issue price" of the Notes (defined below) and the tax basis of the Common Stock exchanged. If such Common Stock is held as a capital asset, the gain or loss will be a capital gain or loss and will be long-term if such Common Stock has been held for more than one year.

     If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a holder who exchanges Common Stock will be taxable to the holder as a "dividend" to the extent of such holder's allocable share of the Company's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the holder's tax basis in the Common Stock exchanged) and any amounts in excess of the holder's tax basis would constitute taxable gain. Any remaining tax basis in the Common Stock exchanged would be transferred to any remaining stockholdings of the holder in the Company.

     The "issue price" of the Notes is expected to be the fair market value of the Common Stock exchanged therefor. However, it is possible that the Notes will be traded (for example, on a quotation medium) within the meaning of the applicable Treasury regulations at some time during the 60-day period ending 30 days after the Notes' issue date. If the Notes are so tradeable, their "issue price" should be the fair market value of the Notes on the issue date.

THE NOTES

  Original Issue Discount ("OID")

     Since the terms of the Notes permit the Company to issue additional Notes in lieu of paying cash interest (which generally is the case after November 15, 1999) the Notes will be deemed to have been issued with OID for U.S. federal income tax purposes. Consequently, holders will be required to include OID in ordinary income over the period that they hold the Notes in advance of the receipt of cash attributable thereto under a constant yield method. If the issuance of additional Notes would not reduce the yield to maturity on the Notes (which generally should be the case if the issue price of the Notes is at least equal to their stated principal amount) and the Company does not elect to issue additional Notes, the amount of OID includible in ordinary income over the term of the Notes will be equal to the excess of (i) the sum of the stated principal amount of the Notes plus all cash payments of stated interest over (ii) the issue price of the Notes. The amount of OID includible in a holder's income during a calendar year should generally equal the sum of the product of the yield to maturity of the Notes times their adjusted issue price (as defined below) for each accrual period.

     If the issuance of additional Notes would not reduce the yield to maturity on the Notes, and the Company elects to issue additional Notes, the issuance of additional Notes would not be treated as a payment of interest and the Notes would be deemed to be "reissued" on each date that additional Notes are issued solely for purposes of computing the amount of OID includible in income during the then remaining term of the Notes. Under these rules, the Notes would be deemed to be reissued at their then adjusted issue price (i.e., their original issue price plus accrued OID less previous payments of interest in cash) and any additional Notes would be treated as part of the original Notes to which such additional Notes relate. The amount of OID includible in a holder's income over the remaining term of a Note, determined under the constant yield method referred to above, would be equal to (i) the stated principal amount due at maturity (including the stated principal amount of any additional Notes treated as part of such Note) plus all remaining cash payments of stated interest over
(ii) the adjusted issue price of the Notes.

     If the issuance of additional Notes would reduce the yield to maturity on the Notes (which generally should be the case if the issue price of the Notes is less than their stated principal amount) and the Company elects to issue additional Notes in lieu of paying cash interest, the amount of OID includible in income in respect of a Note should generally be equal to (i) the stated principal amount due at maturity (including the stated principal amount of the additional Notes, assuming the Company issued Notes in lieu of paying cash interest on all interest payment dates after November 15, 1999) plus all remaining cash payments of stated interest on such Note over (ii) the issue price of the Note.

  Bond Premium

     If the issue price of a Note exceeds its stated principal amount, the Note may be treated as having been issued with amortizable bond premium, in which case a holder may be entitled to amortize the bond premium over the life of the Note.

  Sale, Exchange or Redemption of Notes

     A holder generally will recognize taxable gain or loss upon the sale, exchange or redemption of Notes equal to the difference between the amount of cash or the fair market value of property received (except to the extent that such cash or property is attributable to accrued, but previously untaxed, interest) and the holder's adjusted tax basis in the Notes. A holder which receives Notes in exchange for Common Stock generally should have an adjusted tax basis in the Notes equal to the "issue price" of the Notes, increased by any accrued OID thereon included in the holder's income prior to such sale, exchange or redemption, and generally reduced by (i) any cash payments of interest and (ii) the amount of any previously amortized bond premium, as discussed above. Such gain or loss will be long-term capital gain or loss if the holder's holding period for the Notes exceeds one year immediately prior to such sale, exchange or redemption.

  Application of AHYDO Rules

     The applicable high yield discount obligation ("AHYDO") rules may affect the Company's ability to deduct interest payments made on the Notes. Under those rules, the Company would not be entitled to deduct a portion of the OID accruing on the Notes and would be allowed to deduct the remainder of the OID only when paid. The AHYDO rules apply to debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" (the "AFR") and that have "significant OID." In such event, the Company will not be entitled to deduct OID that accrues with respect to such Notes until the amounts attributable to the OID are paid. In addition, if any Notes are AHYDOs and such Note's yield to maturity exceeds the relevant AFR plus six percentage points (the "Excess Yield"), the Company's deduction for the "disqualified portion" of the OID for any accrual period will equal the product of (i) the Excess Yield divided by the yield to maturity on the Notes, and (ii) the OID for the accrual period. If the Excess Yield provisions of the AHYDO rules applied to a Note, a corporate holder may be treated as receiving dividend income (to the extent of the Company's current and accumulated earnings and profits) solely for purposes of the dividends received deduction, with respect to that portion of the OID for which the Company is denied a deduction. If the disqualified portion exceeds the Company's current and accumulated earnings and profits, the excess will continue to be taxed as OID.

  Backup Withholding

     A holder of Common Stock or Notes may be subject to backup withholding at the rate of 31% with respect to amounts paid on or with respect to the Common Stock or Notes, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Holders exchanging Common Stock should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability.

  Holders of Shares of Common Stock Who Do Not Participate in the Exchange Offer

     Holders of Shares who elect not to participate in the Exchange Offer and who consequently do not exchange their Shares for Notes will not recognize gain or loss as a consequence of the Exchange Offer.

     THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE EXCHANGE OFFER AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF SHARES OF COMMON STOCK. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE.

                       INTEREST IN SHARES OF COMMON STOCK

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, except as provided below, neither the Company nor any of its subsidiaries or affiliates nor any of the directors or executive officers of the Company, nor any associates of any of the foregoing, including the directors or executive officers of its subsidiaries, has effected any transactions in the Shares during the forty business day period prior to the date hereof. Any Shares owned directly or indirectly by officers/directors at the time of the Exchange Offer are eligible for exchange if properly tendered pursuant to the Exchange Offer on the same basis as all other Shares.

            CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
                   WITH RESPECT TO THE SHARES OF COMMON STOCK

     None of the Company nor any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below:

                              THE EXCHANGE AGENT:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                                   2 Broadway
                            New York, New York 10004
                           (212) 509-4000 (ext. 535)
                              (212) 509-5150 (fax)

                             THE INFORMATION AGENT:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers call Collect: (212) 269-5550
                   All others call Toll Free: (888) 414-5566

     Any questions or requests for assistance or additional copies of this Offering Circular, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Exchange Agent or the Information Agent at their respective telephone numbers and addresses set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.